UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary proxy statement

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☐	Definitive proxy statement

☒	Definitive additional materials

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RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Shareholder Name

Address

Address

Address

Reference Number:

IMMEDIATE RESPONSE NEEDED

RE: Russell Investment Company Shareholder Meeting – November 3, 2014

Dear Shareholder:

We’ve made great progress on this proxy vote, which is important to our shareholders. However, we still need your help. YOUR voice is critical in this proxy vote process. It is important that we obtain your vote prior to the shareholder meeting on November 3. If we don’t receive enough votes to conduct the meeting on November 3, we will potentially have to adjourn the meeting and continue to reach out to shareholders for a period of time.

Please call 1-844-253-1478 (toll-free) between 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday or 10:00 a.m. and 6:00 p.m. on Saturday to cast your vote and eliminate further communications on this matter. During this brief call, you will be speaking with a representative of Boston Financial Data Services, the firm assisting Russell Investments in the effort of gathering votes.

At the time of the call, you will be asked for the reference number above in order to locate your voting record for the funds that you own. The representative will not have access to your confidential information, and the telephone line is also recorded for your protection. After the call, you will receive a confirmation of your vote by return mail.

The Russell Investment Company Board has carefully evaluated the proposals and believes the approval of each proposal is in the best interest of shareholders.

We appreciate your voting. Thank you for investing with Russell Investments.

Sincerely,

Sandra Cavanaugh

President and Chief Executive Officer

Russell Investment Company